EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BTU International, Inc.:

We consent to the use of our report dated March 3, 2010, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period then ended, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/ KPMG LLP
Boston, Massachusetts
August 5, 2010